Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-178960
333-178960-05

PROSPECTUS SUPPLEMENT (to Prospectus dated January 11, 2012)

UBS Americas Inc.

Debt Securities

Fully and Unconditionally Guaranteed by UBS AG

UBS Americas Inc.

Medium-Term Senior Notes, Series C

Fully and Unconditionally Guaranteed by UBS AG

A prospectus dated March 29, 2001 was prepared relating to the securities listed in Annex A hereto and was delivered in connection with offers and sales of the securities.

We prepared a new “base” prospectus dated January 11, 2012. This base prospectus incorporates the description of your securities from the original prospectus dated March 29, 2001. However, since the terms of your securities have remained the same, we are continuing to use the original prospectus dated March 29, 2001.

As a result, you should read the original prospectus dated March 29, 2001 for your securities together with the base prospectus dated January 11, 2012.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS AG may use this prospectus supplement, together with the original prospectus dated March 29, 2001 and the base prospectus dated January 11, 2012, in connection with offers and sales of the securities listed in Annex A in market-making transactions.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated April 10, 2013

ANNEX A

Title of Securities	CUSIP Number

$200 million 7.625% Notes due February 15, 2014	695629AQ8

$5 million 8.2700% Notes due October 4, 2016	69563AFG1

$25 million 8.0600% Notes due January 17, 2017	69563AFR7

$2 million 7.9400% Notes due January 27, 2017	69563AFW6

$10 million 7.9300% Notes due February 6, 2017	69563AFZ9

$16 million 7.8100% Notes due February 13, 2017	69563AGD7

$20 million 7.9100% Notes due March 17, 2017	69563AGKI

$5 million 8.0400% Notes due June 5, 2017	69563AGW5

$10 million 7.9900% Notes due June 9, 2017	69563AGX3

$19.31 million 7.6050% Notes due July 17, 2017	69563AHC8

$10 million 7.6330% Notes due September 11, 2017	69563AHL8

$25 million 7.3900% Notes due October 16, 2017	69563AHT1

$13 million Floating Rate Notes due May 7, 2018	69563AJU6

A-1